840 Putnam Utilities Growth and Income Fund
4/30/04 Semi-annual

Because of the electronic format for filing Form N-SAR does not provide adequate space for responding to certain items correctly, the correct answers are as follows:

53A	Putnam Management has agreed to assume certain expenses
incurred by the fund in connection with allegations of improper short-term trading activity. During the funds period ended April 30, 2004, legal, shareholder servicing and communication, audit, and Trustee fees incurred by the fund and assumed by Putnam Management were $19,312.

72DD1 	Class A	3,784
		Class B	498
		Class C	20

72DD2	Class M	22
		Class R	-

73A1		Class A	.074
		Class B	.041
		Class C	.044

74A2		Class M	.051
		Class R	.067

74U1		Class A	48,941
		Class B	11,258
		Class C	474

74U2		Class M	391
		Class R	-

74V1		Class A	8.68
		Class B	8.63
		Class C	8.63

74V2		Class M	8.67
		Class R	8.68